Exhibit 5.1

September 5, 2013

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, CA 92626

RE:	Registration Statement on Form S-3

for the Registration of 2,222,222 shares of common stock of Pacific Mercantile Bancorp

Ladies and Gentlemen:

We have served as legal counsel in connection with the preparation of your Registration Statement on Form S–3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale under the Act by certain selling shareholders (the “Selling Shareholders”) of an aggregate of 2,222,222 shares (the “Shares”) of common stock, without par value, of Pacific Mercantile Bancorp, a California corporation (the “Company”) sold and issued by the Company to the Selling Shareholders.

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based on such examination and the foregoing, and in reliance thereon, we advise you that, in our opinion the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the state of California as in effect on the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ STRADLING YOCCA CARLSON & RAUTH